EXHIBIT 23.1

Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Profire Energy, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated June 30, 2014, with respect to the financial statements of Profire Energy, Inc., in its registration statement on Form S-8 relating to the registration of 4,812,100 shares of $0.001 par value common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
November 25, 2014